UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DIGIMARC CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DIGIMARC CORPORATION

9405 S.W. Gemini Drive

Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2017

To the Shareholders of Digimarc Corporation:

Notice is hereby given that the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Digimarc Corporation, an Oregon corporation (“Digimarc” or “the Company”), will be held on May 1, 2017, at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	Election of Directors. To elect seven directors for a term of one year (Proposal No. 1);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of KPMG LLP as Digimarc’s independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 2);

3.	Advisory Vote to Approve Executive Compensation. To approve, by nonbinding vote, the compensation paid to our executive officers (Proposal No. 3);

4.	Advisory Vote on the Frequency of Advisory Vote to Approve Executive Compensation. To hold an advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 4).

5.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on March 6, 2017 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

We are making our proxy materials available to our shareholders over the Internet. You may read, print and download our annual report and proxy statement at the Investor Relations section of our website at www.digimarc.com/investors. On or about March 17, 2017, we will mail our shareholders a notice containing instructions on how to access our 2017 proxy statement and 2016 annual report to shareholders via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery to receive future annual meeting materials electronically.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares as directed in the proxy card for the Annual Meeting as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you subsequently decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Robert P. Chamness

Secretary

Beaverton, Oregon

March 17, 2017

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

General Information

The Board of Directors of Digimarc Corporation, an Oregon corporation (“Digimarc,” “we” or “our”), is soliciting proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) to be held on May 1, 2017, at 11:00 a.m., local time, at our headquarters, located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement of the Annual Meeting. Notice of, and electronic access to, this proxy statement, the form of proxy and our 2016 annual report to shareholders are first being provided to shareholders on or about March 17, 2017. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxy holders designated on the proxy.

The Board has fixed the close of business on March 6, 2017 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, 10,691,280 shares of our common stock, $0.001 par value per share, were outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. There must be a quorum for the Annual Meeting to be held. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy. Our Inspector of Elections will tabulate votes cast by proxy or in person at the Annual Meeting.

Internet Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Our proxy materials include this proxy statement and our annual report to shareholders for the year ended December 31, 2016, which includes our Form 10-K and audited financial statements. If you requested a printed version of our proxy materials, these materials also include the proxy card for the Annual Meeting.

How to Vote

Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

If you hold shares directly as the shareholder of record, you may vote your shares by following the instructions set forth on the proxy card. If you hold shares beneficially in street name, you may vote your shares by following the instructions set forth in the notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.proxyvote.com website and entering your 12 digit control number found on the notice that you received. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded.

Revocability of Proxy

You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of Digimarc, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting.

Any written notice revoking a proxy should be sent to Digimarc Corporation, Attention: Robert P. Chamness, Executive Vice President, Chief Legal Officer and Secretary, 9405 SW Gemini Drive, Beaverton, Oregon 97008, or hand-delivered to the Secretary at or before the vote at the annual meeting.

Solicitation

Digimarc will bear the cost of soliciting proxies. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding these materials.

Vote Required: Treatment of Abstentions and Broker Non-Votes

Abstentions are shares that abstain from voting on a particular matter. Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote those shares on a particular matter. Abstentions and broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	For or withhold on each nominee.	Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. The seven candidates who receive the greatest number of votes will be elected directors.	Not counted as votes cast and therefore no effect.	Not counted as votes cast and therefore no effect.

Ratification of selection of KPMG LLP	For, against, or abstain.	The votes cast in favor of the proposal exceed the votes cast opposing the proposal.	Not counted as votes cast and therefore no effect.	Brokers have discretion to vote.

Advisory vote to approve executive compensation	For, against, or abstain.	The votes cast in favor of the proposal exceed the votes cast opposing the proposal.	Not counted as votes cast and therefore no effect.	Not counted as votes cast and therefore no effect.

Advisory vote on the frequency of advisory vote to approve executive compensation	Every one year, two years, three years or abstain.	The frequency that receives a majority of votes cast in favor will be considered approved.	Not counted as votes cast and therefore no effect.	Not counted as votes cast and therefore no effect.

Principal Executive Offices of Digimarc

Our principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our bylaws authorize the number of directors to be set by resolution of the Board of Directors. Our Board of Directors has fixed the number of directors at seven. Seven directors are to be elected by the holders of common stock at the Annual Meeting. These directors will each serve a one-year term that will expire at the 2018 annual meeting of shareholders, or until a successor has been elected and qualified. The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the Annual Meeting or any adjournment or postponement of the Annual Meeting for the election of the seven nominees as directors unless the shareholder of record instructs that their authority to vote is withheld. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

Following is information about our Board of Directors’ nominees for election as a director as of March 6, 2017. There are no arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director, or pursuant to which the director receives compensation from any third party for service as a director. There is no family relationship between any director and any executive officer of Digimarc.

Director Nominees	Age	Director Since
Bruce Davis	64	2008
Gary DeStefano	60	2016
Richard L. King	67	2015
William J. Miller	71	2008
James T. Richardson	69	2008
Andrew J. Walter	48	2016
Bernard Whitney	60	2008

The Board of Directors believes that our current directors provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience. The Board of Directors values highly the ability of individual directors to contribute to a constructive board environment and the board believes that the current board members perform in such a manner. Set forth below is a more complete description of each director’s background, professional experiences, qualifications and skills.

Bruce Davis was elected Chairman of the Board of Directors and named our Chief Executive Officer on June 18, 2008. He served the former Digimarc Corporation, our former parent company, (“Old Digimarc”) as its Chief Executive Officer since 2001 and a director since December 1997, as Old Digimarc’s chairman of the Board of Directors since May 2002, and as its President from December 1997 through May 2001. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

Mr. Davis brings strategic, operational and transactional expertise to the Board of Directors. He has broad technological and market knowledge, establishes the strategic direction for the company, has over 19 years of Digimarc executive leadership experience, has been an architect of the company’s intellectual property portfolio, and had about 25 years of broad-based entrepreneurial, start-up, legal and CEO experience prior to joining Digimarc. For more information on Mr. Davis’s background and experience, please see the biographical information posted on our website at www.digimarc.com on the Company, Executive Officers page.

Gary DeStefano was elected to our Board of Directors in October 2016. Mr. DeStefano has 25 years of senior management experience at Nike Inc. (Nike), which included serving as Nike’s President of Global Operations for seven years until 2013. Mr. DeStefano has served on a number of public and private boards, including on the Board of Directors of Umpqua Holding Corp. (Nasdaq: UMPQ); a member of the Board of Regents and the University Relations and Academic Affairs committee of the University of Portland; and the Board of Directors of the Nike Foundation. Mr. DeStefano received a B.S. from the University of New Hampshire and an M.B.A. from Southern New Hampshire University.

Mr. DeStefano brings strategic, international, operational and transactional expertise to the Board of Directors. Prior to joining our Board, as Nike’s President of Global Operations, Mr. Stefano was instrumental in delivering record growth and overseeing all business related activities across 190 countries worldwide with responsibility for approximately 80 percent of the profit and loss (P&L) for Nike Inc. Throughout his Nike career, Mr. DeStefano led several transformational initiatives, including the revival of Nike’s premium high-end segment, reorganization of the Asia Pacific business during the 1996 Far East economic crisis, and standardization of Nike’s global order entry and sales force automation system.

Richard L. King was elected to our Board of Directors in May 2015, and has served as a member of all Board committees since that time and Chair of the Nominating and Governance Committee since 2016. Mr. King is a retired corporate executive with 46 years of experience in the retail food and drug industry. Since 2002, he has served as a consultant and as an Advisory Board Member of Encore Associates Inc. Mr. King also served as the Chief Executive Officer of TrueBlue, Inc. (formerly Labor Ready, Inc.), which provides temporary staffing services in the United States, Canada, and Puerto Rico, from May 2000 to October 2001. He began his career with Albertson’s, Inc., where he held several senior level management positions, including as its President and Chief Operating Officer from February 1996 to June 1999. As President and Chief Operating Officer of Albertson’s, Mr. King was responsible for a $16 billion operation with nearly 1,000 stores and over 100,000 employees. Mr. King also served as a member of the Board of Directors of TrueBlue, Inc. (NYSE: TBI) from May 2000 to October 2001, Albertsons, Inc. from February 1996 to June 1999, and TJ International, Inc. from May 1996 to January 2000. He has also served as a member of the Monsanto Advisory Board and as a director of a number of private and non-profit entities and associations, including the Western Association of Food Chains. Mr. King received a B.S. degree in Business from Utah State University. He is a graduate of the Stanford Executive Program.

Mr. King brings executive, management, financial, compensation, operations and industry expertise to the Board of Directors, particularly in the field of retail food and drug industry. His expertise includes effectively managing the process of change and creating successful business solutions to meet the needs of retailers, manufacturers and consumer packaged goods companies. In addition to his leadership role at Albertsons and TrueBlue, Mr. King served in a variety of senior executive capacities for Associated Food Stores, including as President of Associated Fresh Market and Associated Retail Stores. Mr. King brings a wealth of relevant retail and business experience to our Board, and his expertise is well aligned with Digimarc’s key growth initiatives.

William J. Miller was elected to our Board of Directors in July 2008, and has served as Chair of the Compensation Committee since that time. Mr. Miller is a retired corporate executive with nearly 40 years of experience in the high technology and legal sectors, and has, since 1999, served as an independent director and consultant. He serves as a member of the Board of Directors for each of the following companies: Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units, media and communications processors, wireless media processors, and related software for personal computers, handheld devices, and consumer electronics platforms; Waters Corporation (NYSE: WAT), a manufacturer of analytical instruments; and Glu Mobile Inc. (Nasdaq: GLUU), a global publisher of mobile games. He previously served as a director of Overland Storage, Inc. (Nasdaq: OVRL), a supplier of data storage products, from 2006-2009, and of Viewsonic Corporation from 2004-2008. Mr. Miller received a B.A. in speech communication from the University of Minnesota and a J.D. from the University of Minnesota.

Mr. Miller brings public company executive, management, financial, compensation and industry expertise to the Board of Directors, particularly in the high technology hardware, software and services areas and in the corporate and intellectual property legal areas. Prior to joining our Board, Mr. Miller served in a variety of senior executive capacities for Control Data Corp, a supplier of computer hardware, software and services; as chairman and CEO of Quantum Corp, a developer of storage technology; as chairman and CEO of Avid Technology, a leader in digital media creation tools for film, video, audio, animation, games, and broadcast professionals; and as Audit Chair of Nvidia Corp. These experiences are particularly germane to strategic formulation in the traditional and digital media markets, licensing activities, and our transactional and operational initiatives.

James T. Richardson was elected to our Board of Directors in July 2008, and has served as Lead Director since that time. Mr. Richardson is a director of and consultant to companies in the high-technology sector. Until its 2016 merger, Mr. Richardson was a director (and former chairman of the board of directors and the former chairman of the Audit Committee) of FEI Company (Nasdaq: FEIC), a diversified scientific instruments company. He previously served as a director and audit committee chair of Tripwire, Inc., a network security company, from 2003 to 2011; as a director of Epicor Software Corporation (Nasdaq: EPIC) from 2008 to 2010; and as a director of Plumtree Software, Inc. (Nasdaq: PLUM) from 2003 to 2005. Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from Lewis and Clark Law School, and is a licensed C.P.A. and attorney in Oregon. Mr. Richardson is a Board Leadership Fellow certified by the National Association of Corporate Directors (NACD).

Mr. Richardson provides the local business community perspective, and brings public company operational, financial, legal and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Richardson served as chief financial officer and chief administrative officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue, including as senior vice president and chief financial officer at WebTrends Corporation, senior vice president— corporate operations and chief financial officer at Network General Corporation, vice president finance and administration and chief financial officer at Logic Modeling Corp., and vice president finance and administration and chief financial officer at Advanced Logic Research, Inc. These experiences are particularly germane to the strategic and operational oversight, transactional and risk analysis, and legal and financial initiatives of the company.

Andrew J. Walter was elected to our Board of Directors in October 2016. Mr. Walter has more than 25 years of operations, information technology and shared services experience, including his long tenure at The Procter & Gamble Company (P&G). Mr. Walter has served on a number of boards, including the GS1 US Board of Governors as Chair for their technology committee. He is currently serving as Trustee and Treasurer for the Ovarian Cancer Alliance of Greater Cincinnati. Mr. Walter received his B.C.S. from the University of Cincinnati.

Mr. Walter brings strategic, international, operational and transactional expertise to the Board of Directors. Prior to joining our Board, Mr. Walter enjoyed a long tenure at P&G, where he most recently led their Global Business Services and IT Global Commercial Services and Delivery organization until August 2016, with more than 1,500 IT and multifunctional professionals and more than 5,000 partner resources. He has deep expertise in integration of emerging and core commercial technologies, supply chain management, sales and marketing, and consumer and business analytics.

Bernard Whitney was elected to our Board of Directors in July 2008, and has served as Chair of the Audit Committee since that time. Mr. Whitney is a retired corporate executive with 32 years of experience in the high technology and finance sectors. Since 2009, he has been a partner at FLG Partners LLC, a leading CFO and Board advisory firm in Silicon Valley, California. He also serves as a director for a number of private and non-profit entities. He previously served as a director and audit committee chair of Plumtree Software, Inc. (Nasdaq: PLUM) from 2000 to 2005. Mr. Whitney received a B.S. in business administration, majoring in finance, from California State University Chico, and an M.B.A. from San Jose State University.

Mr. Whitney brings public company financial, operational and industry expertise to the Board of Directors, particularly in the high technology and financial areas. Prior to joining our Board, Mr. Whitney was vice president and chief financial officer of Handspring, Inc., a handheld computer and wireless communications manufacturer, executive vice president and chief financial officer of Sanmina Corporation, a high-end data communications and telecom manufacturer, vice president of finance & manufacturing operations and corporate controller of Network General Corporation, a developer of network management software, and served in a number of senior financial management positions at Conner Peripherals, Inc., a disk and tape drive manufacturer, and as a financial analyst and accountant at Friden Alcatel, an electronic office equipment supplier, and Randtron Systems, an electronic antenna systems manufacturer. These experiences are particularly germane to the financial performance, audit, reporting, internal control and risk assessment activities of the company.

Determination of Independence

Our Board of Directors believes that maintaining a strong, independent group of directors is important for good governance, and all but one of our directors qualify as independent. The Board of Directors has determined that each of Messrs. King, Miller, Richardson, Whitney, DeStefano and Walter, collectively representing all outside members and a majority of our Board of Directors, is “independent” as that term is defined by Nasdaq Listing Rule 5605. There were no related person transactions that are required to be disclosed involving any of the independent directors of Digimarc considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Vote Required

If a quorum is present, the seven candidates receiving the highest number of affirmative votes present or represented and voting on this proposal at the Annual Meeting will be elected to the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the nominees named above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Proposal No. 2)

The Audit Committee of the Board of Directors has appointed KPMG LLP as Digimarc’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017. Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this appointment by the shareholders. Notwithstanding its appointment, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Digimarc and its shareholders.

If the shareholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

AUDIT FEES

The following table presents aggregate fees billed for audit and other professional services rendered by KPMG LLP for the years ended December 31, 2015 and December 31, 2016.

	KPMG Fiscal 2015	KPMG Fiscal 2016
Audit Fees(1)	$432,428	$450,700
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—

Total Fees	$432,428	$450,700

(1)	Audit Fees consist of fees for professional services rendered for the audit of our 2015 and 2016 annual financial statements, including the audit of internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with regulatory filings, including comfort letters and consents.
(2)	Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” No such fees were incurred in 2015 or 2016.
(3)	Tax Fees consist of fees billed for professional services rendered for tax research and consulting services. No such fees were incurred in 2015 or 2016.
(4)	All Other Fees consist of fees related to licensee audits and similar activities. No such fees were incurred in 2015 or 2016.

Pre-Approval Policy. The Audit Committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm that is reviewed and updated from time to time. Under the policy, the term of any pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm and the specific services included within the pre-approvals are established annually by the Audit Committee and are reviewed as the Audit Committee deems appropriate. Any proposed services exceeding these levels, amounts, or type of services require specific pre-approval. No services were provided by the independent auditors under the categories of “Audit-Related Fees”, “Tax Fees” or “All Other Fees.”

Vote Required

If a quorum is present, the appointment of KPMG LLP as our independent registered public accounting firm will be ratified if the votes cast in favor of this proposal exceed the votes cast opposing this proposal.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal No. 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Digimarc shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote on executive compensation is referred to as a “say-on-pay vote.” We have offered Digimarc shareholders a say-on-pay vote every three years, and Digimarc shareholders most recently approved the compensation of our named executive officers in 2014 by 85% of votes cast on the proposal.

We encourage shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation and governance-related actions taken in 2016 and the compensation awarded to our named executive officers.

Digimarc’s goal for its executive compensation program is to attract, retain, motivate and appropriately reward the company’s executive officers, as well as to align the interests of the company’s executive officers with those of Digimarc shareholders. Digimarc seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. It has chosen to utilize time-based restricted stock that vests over a four-year period, which provides an increasing return to executives to the extent that the market price of our common stock appreciates, thereby creating an incentive to increase shareholder value over a longer term. Digimarc believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders.

In determining whether to approve this proposal, we believe that shareholders should consider the following:

•

Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual named executive officer compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that does not perform any additional services for Digimarc’s management.

•	2016 Compensation. In 2016, no cash incentive bonus was offered. Further, restricted stock awards granted in 2016 were consistent with prior years.

•

Long-Term Incentive Equity Awards. The restricted stock granted in 2016 will provide an increasing return to executives to the extent that the market price of our common stock appreciates, thereby creating an incentive to increase shareholder value over a longer term.

•	No Perquisites. Our general policy is not to provide perquisites or other personal benefits to our named executive officers, other than those benefits provided for all other employees.

•

Stock Ownership Guidelines. Our executive officers are subject to the stock ownership guidelines described in “Board of Directors-Stock Ownership Guidelines.” Under our policy, Executive Officers are expected to have a stock ownership interest as a means of insuring that there is an alignment of interest with the shareholders. The Company believes that it is appropriate for the Executive Officers to hold stock in the company sufficient to meet that objective, but not at a level that might discourage a qualified officer from serving. Our executive officers currently hold between ~38,000 shares and 323,000 shares, which includes outstanding stock options.

Digimarc believes the compensation program for the named executive officers is instrumental in helping Digimarc achieve its strategic objectives and long-term financial performance. The price of our common stock has increased significantly since we became an independent publicly traded company in October 2008.

Advisory Vote

Digimarc requests shareholder approval of the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

Although this vote is advisory and non-binding on the Compensation Committee, the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Digimarc’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

Vote Required

If a quorum is present, Proposal No. 3 will be approved if the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will have no effect on the vote for Proposal No. 3.

The Board of Directors recommends a vote FOR the approval, on a non-binding basis, of the compensation of Digimarc’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 4)

The Dodd-Frank Act enables Digimarc shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of Digimarc’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation (a “say-on-pay vote”) once every one, two or three years.

In 2011, Digimarc shareholders approved our proposal that say-on-pay votes be held every three years by a majority of votes cast on the proposal. Our Board of Directors has again determined that holding an advisory say-on-pay vote every three years is most appropriate for Digimarc and recommends that you vote to hold such advisory vote in the future every third year, for the following reasons.

First, the Board believes that holding an advisory say-on-pay vote every three years offers the closest alignment with Digimarc’s approach to executive compensation and the underlying philosophy of our Compensation Committee. Specifically, our executive compensation programs are designed to enhance the long-term growth of Digimarc and reward performance over a multi-year period. For example, the stock awards granted to our named executive officers generally have four year vesting periods, and we currently have no short-term cash incentive compensation plan in place. The Board believes that there is some risk that an annual advisory vote on executive compensation could lead to a short-term shareholder perspective regarding executive compensation that does not align well with the longer-term approach used by our Compensation Committee. We believe a three-year cycle for the shareholder advisory vote will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with Digimarc’s performance, financial results and business.

Second, the Board believes that a triennial advisory say on pay vote would not foreclose shareholder engagement on executive compensation during interim periods. Specifically, Digimarc provides shareholders with other meaningful means by which to share their views about our executive compensation practices. Shareholders can currently provide input to the Board by communicating directly with the Board, its committees or individual directors. Thus, we view the advisory say-on-pay vote on executive compensation as an additional, but not exclusive, opportunity for our shareholders to communicate their views on Digimarc’s executive compensation programs.

The Board weighed these reasons against the arguments in support of conducting the advisory say-on-pay vote annually. On balance, the Board believes that a triennial approach is most appropriate for Digimarc and recommends that voting alternative to shareholders. The Governance and Nominations Committee of the Board of Directors intends to periodically reassess that view and, if it determines appropriate, may recommend for an advisory say-on-pay vote on executive compensation on a more frequent basis.

Advisory Vote

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory say-on-pay votes on executive compensation. Because this vote is advisory and not binding, however, the Board may decide that it is in the best interests of Digimarc and its shareholders to hold an advisory say-on-pay vote more or less frequently than the alternative that has been selected by our shareholders.

The Board of Directors recommends a vote on Proposal No. 4 to hold advisory say-on-pay votes on the compensation of Digimarc’s named executive officers EVERY THREE YEARS (as opposed to every one or two years).

REPORT OF THE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The Governance and Nominating Committee reports as follows:

Board of Directors

The Board of Directors met seven times in 2016. Each director elected at the 2016 annual meeting of shareholders attended 100% of the aggregate number of meetings of the Board of Directors and of any committee on which he served in 2016. The directors elected in October 2016 attended 100% of the meetings after their appointment. We encourage but do not require director attendance at our annual meeting of shareholders. One of the directors attended Digimarc’s annual meeting of shareholders held on April 29, 2016.

Board Leadership and Structure

Bruce Davis, our Chief Executive Officer, also serves as Chairman of the Board of Directors. Mr. Richardson, an independent director, has served as Lead Director of the Board of Directors since he was appointed to this position in July 2008. At the present time, the Board believes that Digimarc and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board of Directors. We have determined that this structure is appropriate in light of the relatively small size of our company and corresponding size of our Board of Directors, the complexity of our business, and the skills and experiences of our Chief Executive Officer in the industry in which we operate. At the same time, the Board of Directors has been, and continues to be, a strong proponent of Board independence. As a result, Digimarc’s corporate governance structures and practices include several additional independent oversight mechanisms. Currently, all of our directors other than the Chairman and Chief Executive Officer, including each member of the Board’s Audit, Compensation, and Governance and Nominating Committees, are independent directors under the Nasdaq listing rules.

The Board believes that Digimarc’s corporate governance principles and policies ensure that strong and independent directors will continue to effectively oversee Digimarc’s management and key issues related to long-range business plans, long-range strategic matters and risks, and integrity. The independent directors meet regularly in executive session chaired by the Lead Director without the Chairman and Chief Executive Officer or other management present. In addition to presiding over these executive sessions, the Lead Director serves as the principal liaison between the independent directors and management and consults with the Chairman of the Board of Directors regarding information to be sent to the Board of Directors, meeting agendas and meeting schedules. Furthermore, each director is encouraged to suggest items for the Board agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. We believe that the independent Lead Director’s significant, clearly delineated duties and responsibilities are highly effective in providing oversight of management and direct accountability to shareholders. Finally, our corporate governance principles provide that the Board and all Board committees, including those whose members are exclusively independent directors, may seek financial, legal or other expert advice from a source independent of management, with funding provided by Digimarc.

The Board’s Role in Risk Oversight

Digimarc’s management is responsible for identifying, assessing and managing the material risks facing Digimarc. The Board of Directors has historically performed an important role in the review and oversight of risks, and generally oversees Digimarc’s risk management practices and processes, with a strong emphasis on financial and entity level controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance and compliance risk related to personnel, ethics, related-party transactions, conflicts of interests, litigation and other entity level risks to the Governance and Nominating committee. Each of these committees reviews these specific risk areas on a quarterly basis and routinely reports to the Board regarding the committee’s oversight duties and findings.

To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Digimarc’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. The Board and each of its committees have the ability to engage outside legal and professional advisors to assist the Board or the committee in its oversight responsibilities. For this purpose, management has a high degree of access and communication with independent directors. In addition, the Board of Directors oversees and participates annually in a process of risk assessment that is designed to identify the most salient enterprise risks facing Digimarc’s business and to evaluate how the company’s corporate strategies align with those risks.

Each year Digimarc’s executive management team prepares for the Board an initial review of the various types of risks that can affect the operations and financial performance of the company. The management team identifies and categorizes the key strategic, financial, operational and legal and compliance risks facing the company and then ranks these risks as to the level of risk posed, based upon management’s assessment of the risk relative to Digimarc’s business, personnel, internal processes, policies and controls, and the operating environment of the company. Taking into consideration Digimarc’s risk controls and mitigation plans, the Board reviews management’s presentation to identify and assess the degree and likelihood of each risk. Having a Chairman and CEO, a Lead Director, and Directors who are both knowledgeable about and sensitive to the market and industry risks facing our business ensures that risk is reviewed from multiple alternative vantage points.

Finally, the Board oversees organizational structure, policies and procedures at Digimarc, such as the code of business conduct and other internal policies and guidelines designed to support Digimarc’s corporate governance guidelines and to comply with the laws, rules and regulations that apply to Digimarc’s business operations. For example, employees may anonymously report suspected violations of any applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters pursuant to these established policies and procedures.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The members of these committees for 2016 are set forth in the following table:

Non-Employee Directors	Audit	Governance & Nominating	Compensation
Gary DeStefano
Richard L. King	Member	Chair	Member
William J. Miller		Member	Chair
James T. Richardson	Member	Member
Andrew J. Walter
Bernard Whitney	Chair		Member

Committee assignments will change after the Annual Meeting of Shareholders, and Messrs. DeStefano and Walter will be appointed to serve on committees at that time.

Audit Committee

We have a standing Audit Committee of the Board of Directors, consisting in 2016 of Messrs. Whitney (chairman), Richardson, and King, that is responsible for overseeing the quality and integrity of our accounting, auditing, and financial reporting practices, the audits of our financial statements, internal control over financial reporting, and other duties assigned by the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, our processes to manage business and financial risk, and compliance with significant applicable legal, ethical and regulatory requirements.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm engaged to issue an audit report on our financial statements or to perform other audit, review or attestation services for us. The Audit Committee is responsible for resolving any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee also serves as our Qualified Legal Compliance Committee.

The Audit Committee met five times during 2016. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is posted on our website, www.digimarc.com, on the Company, Corporate Governance page.

The Board of Directors has determined that each of the three members of the Audit Committee:

•	meets the requirements for “independence” set forth in Nasdaq Listing Rules 5605(a)(2) and 5605(c)(2) and applicable SEC rules; and

•	has the requisite financial sophistication called for by Nasdaq Listing Rule 5605(c)(2).

The Board of Directors also has reviewed and designated each of Messrs. Whitney and Richardson as an “audit committee financial expert” in compliance with Item 407(d)(5) of Regulation S-K.

Compensation Committee

We have a standing Compensation Committee, consisting in 2016 of Messrs. Miller (chairman), King, and Whitney, that has the authority and responsibility to:

•	review, establish and approve, on an annual basis, the compensation of the Chief Executive Officer and other executive officers of the Company;

•	administer our annual and long-term compensation plans;

•	review and make recommendations to the Board of Directors with respect to director compensation;

•	approve our overall compensation strategy;

•

review and discuss with management the annual Compensation Discussion and Analysis disclosure, and recommend to the Board inclusion of the Compensation Discussion and Analysis in the annual report on Form 10-K and the proxy statement;

•	create and approve the Compensation Committee Report;

•	review and approve compensation agreements and arrangements between us and our executive officers; and

•	perform other duties and functions assigned by the Board of Directors from time to time that are consistent with the Compensation Committee’s charter, our bylaws and governing law.

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Nasdaq Listing Rules 5605(a)(2) and 5605(d)(2) and “outside” directors in accordance with Internal Revenue Code Section 162(m).

The Compensation Committee’s role includes a particular focus on the compensation of our executive officers and non-employee directors and the administration of our equity incentive plans and significant employee benefit programs.

The Compensation Committee met five times in 2016. The Compensation Committee has a written charter, a copy of which is available on our website, www.digimarc.com, on the Company, Corporate Governance page.

The Compensation Committee may, under its charter, delegate any of its responsibilities to subcommittees of the Committee as necessary and appropriate. The Committee has delegated authority to Messrs. Davis and Chamness, acting jointly, so long as each is an executive officer of Digimarc, to grant options (but not restricted stock) to existing and new employees and consultants of Digimarc pursuant to a predetermined annual grant budget, limitations on the number of shares reserved for issuance that can be issued in any one year and additional guidance or limitations established by the Compensation Committee. No such options were awarded in 2016.

The Compensation Committee, together with our Chief Executive Officer, reviews assessments of executive compensation practices at least annually against comparative data and our compensation philosophy. Our Chief Executive Officer makes recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy. The Compensation Committee must approve any recommended changes before they can be made.

The Compensation Committee has the authority to retain and terminate any compensation and benefits consultant and the authority to approve the related fees and other retention terms of the consultant. The Compensation Committee has retained Radford (an AON Hewitt Company), a nationally recognized independent consulting firm, to provide an independent review of our compensation programs for executive officers and directors, assist in the preparation of a list of peer companies, examine our pay practices relative to the market and assist in the design of compensation programs. Radford provides compensation information to management on market compensation classifications and trends from time to time, but does not have a material additional relationship outside of the services that it provides to the Compensation Committee. The Compensation Committee has determined that Radford’s work has not raised any conflict of interest.

Governance and Nominating Committee

We have a standing Governance and Nominating Committee, consisting in 2016 of Messrs. King (chairman), Richardson and Miller. The Governance and Nominating Committee met five times in 2016. The Board of Directors has delegated to the Governance and Nominating Committee the responsibility for overseeing the quality and integrity of our corporate governance practices and for optimizing the composition and competence of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted on our website at www.digimarc.com on the Company, Corporate Governance page.

The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

The Governance and Nominating Committee’s responsibilities include the review, monitoring, and general oversight of our policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Governance and Nominating Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to us.

The Governance and Nominating Committee is responsible for recruiting individuals to become members of the Board of Directors and evaluating their qualifications under the guidelines described under “Director Nomination Policy” below. The Board of Directors may from time to time assign to the Governance and Nominating Committee additional duties and functions consistent with its charter, our Bylaws and governing law.

Director Nomination Policy. The Governance and Nominating Committee has a formal written policy addressing the nominating process. A copy of the policy is available on our website at www.digimarc.com,

attached as an exhibit to the Governance and Nominating Committee charter located on the Company, Corporate Governance page of the site. Pursuant to its written policy addressing the nominating process, the Governance and Nominating Committee welcomes and encourages recommendations of director candidates from our shareholders, and will consider any director candidates recommended by our shareholders, provided that the information regarding director candidates who are recommended is submitted to the Governance and Nominating Committee in compliance with the terms of its policy. Director candidate recommendations from shareholders must be provided in writing, include prescribed information, and be sent to Digimarc’s Secretary at the address of our principal executive offices. In evaluating a potential candidate’s qualifications for nomination to the Board, the Governance and Nominating Committee will consider the potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. The Governance and Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors. Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his or her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

The Governance and Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by shareholders, involves an internal assessment of the qualifications and performance of incumbent members of the Board of Directors, compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. The Governance and Nominating Committee will identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, will effectively serve the shareholders’ long-term interests and contribute to our overall corporate goals. In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences; however, the Board has not adopted a formal diversity policy. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or by the Governance and Nominating Committee. The committee may, from time to time, pay professional search firms to assist in the identification and evaluation of potential nominees.

Shareholder Communications with the Board of Directors

The Board of Directors encourages communication from shareholders. All communications must be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of Digimarc at the address of our principal executive offices or via fax to (503) 469-4771. The Secretary of Digimarc will promptly provide all communications to the applicable member(s) of the Board of Directors or the entire Board of Directors, as specified by the shareholder.

Stock Ownership Guidelines

In July 2008, the Board of Directors adopted stock ownership guidelines for members of the Board of Directors and our executive officers. Under the amended director ownership guidelines, effective April 1, 2015, the non-employee members of the Board shall acquire and maintain at least the number of shares necessary to achieve a multiple of three times the annual cash retainer.

Director Resignation Upon Change of Employment

The Board of Directors also has adopted a policy that requires any director who experiences a substantial change in principal employment responsibility to tender his or her resignation from the Board, unless the change was anticipated by the Governance and Nominating Committee at the time of the director’s nomination or election to the Board. Upon receipt of a resignation offered under these circumstances, the Governance and Nominating Committee will review the director’s change in employment responsibilities to evaluate whether the director’s continued service is appropriate.

Other Corporate Governance Matters

In furtherance of our commitment to upholding the highest legal and ethical conduct in fulfilling our responsibilities, the Board of Directors adopted and published corporate governance guidelines and three codes of ethics and business conduct, two of which apply to our Chief Executive Officer, our Chief Financial Officer, our Controller and other finance personnel.

Our Corporate Governance Guidelines can be found on the Company, Corporate Governance page of our website at www.digimarc.com. These Corporate Governance Guidelines provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of Digimarc. Our Code of Business Conduct can be found on the Company, Corporate Governance page of our website at www.digimarc.com. The Code of Business Conduct applies to every officer, director and employee of Digimarc and its subsidiaries, and their immediate family members, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern our business operations. Our Code of Ethics for Financial Personnel can be found on the Company, Corporate Governance page of our website at www.digimarc.com. This Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and every officer, director or employee of Digimarc who performs or influences financial transactions and reporting on behalf of Digimarc, and their immediate family members. In addition to the codes described above, we have adopted Standards of Professional Conduct for Legal Personnel that are available on the Company, Corporate Governance page of our website at www.digimarc.com.

Submitted by the Governance and Nominating

Committee of the Board of Directors:

Richard L. King, Chair

James T. Richardson

William J. Miller

DIRECTOR COMPENSATION

The following table provides information on compensation of our non-employee directors for the year ended December 31, 2016. Directors who are also Digimarc employees receive no additional compensation for their services as directors. During 2016, Mr. Davis was the only director who was an employee of Digimarc. Mr. Davis’s compensation is discussed in this proxy statement under the heading “Executive Compensation.”

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Richard L. King	$50,000	$100,296	$150,296
James T. Richardson	$65,000	$100,296	$165,296
Bernard Whitney	$60,000	$100,296	$160,296
William J. Miller	$50,000	$100,296	$150,296
Gary DeStefano	$12,500	$200,564	$213,064
Andrew J. Walter	$12,500	$200,564	$213,064

(1)	Nonemployee directors of the Company receive a $50,000 annual retainer. The Lead Director and the Chair of Audit Committee receive an additional annual retainer of $15,000 and $10,000, respectively. All retainers are paid quarterly in arrears.
(2)	On April 29, 2016, each non-employee, continuing director (a group comprised of Messrs. King, Richardson, Whitney and Miller) was granted 3,360 shares of restricted stock. On October 7, 2016, Mr. DeStefano and Mr. Walter each received their non-employee, new director grant of 5,800 shares of restricted stock. These amounts represent the grant date fair value for the restricted stock granted to the indicated non-employee director in 2016, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As of December 31, 2016, the total number of outstanding stock options held by each non-employee director was as follows: Mr. King, 0; Mr. Richardson, 35,000; Mr. Whitney, 20,000; Mr. Miller, 35,000; Mr. DeStefano, 0; and Mr. Walter, 0. As of December 31, 2016, the total number of unvested restricted shares held by each non-employee director was Mr. King, 8,133; Mr. Richardson, 3,360; Mr. Whitney, 3,360; Mr. Miller, 3,360; Mr. DeStefano, 5,800; and Mr. Walter, 5,800.

All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

Cash Compensation. Effective April 1, 2015, the Board approved cash compensation for each non-employee director of $50,000 per annum. In addition, the Board approved an additional annual retainer in the amount of $15,000 for the Lead Director and an additional annual retainer of $10,000 for the Chair of the Audit Committee. This cash retainer included compensation for all committee, chairperson and other roles undertaken by the director, and for attendance at all committee and Board of Directors meetings.

Equity Compensation. Under the Equity Compensation Program for Non-Employee Directors under the Digimarc Corporation 2008 Incentive Plan when a non-employee director is first elected or appointed to our Board of Directors, the director is automatically granted shares of restricted common stock having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. On the date of each annual meeting of shareholders, each non-employee director automatically receives an annual grant of restricted stock having an aggregate value of approximately $100,000, unless the Compensation Committee exercises its power to make an alternative grant. The stock restrictions lapse on the anniversary of the grant date, so the stock is freely tradable one year after the grant date.

Following is a summary of the cash and equity compensation program for our non-employee directors, presented in a tabular format, effective March 6, 2017:

Annual Cash Retainer	$50,000
Additional Annual Cash Retainer (Lead Director)	$15,000
Additional Annual Cash Retainer (Chair of Audit Committee)	$10,000
Initial Restricted Stock Grant (New Director)	$200,000 value
Annual Restricted Stock Grant (Continuing Director)	$100,000 value

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements and internal control over financial reporting with our management.

2.	The Audit Committee has discussed with KPMG LLP, Digimarc’s independent registered public accounting firm, the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees).

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from Digimarc.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Digimarc’s Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

As described under the heading “Ratification of Appointment of Independent Registered Public Accounting Firm (Proposal No. 2),” the Audit Committee has appointed KPMG LLP as Digimarc’s independent registered public accounting firm for fiscal year 2017 and is seeking ratification of the appointment at the Annual Meeting.

Submitted by the Audit Committee

of the Board of Directors:

Bernard Whitney, Chair

James T. Richardson

Richard L. King

MANAGEMENT

Executive Officers

The following table contains information regarding our executive officers as of March 6, 2017. There are no arrangements or understandings between any executive officer and any other person pursuant to which the executive officer is or was to be selected as an executive officer. Additionally, there is no family relationship between any director and any executive officer of Digimarc.

Name	Age	Position
Bruce Davis	64	President, Chief Executive Officer and Chairman of the Board of Directors
Robert Chamness	63	Executive Vice President, Chief Legal Officer and Secretary
Charles Beck	39	Executive Vice President, Chief Financial Officer and Treasurer
Joel Meyer	50	Executive Vice President, Intellectual Property
Tony Rodriguez	48	Executive Vice President, Chief Technology Officer

Information concerning Mr. Davis is set forth under “Election of Directors” in this proxy statement.

Robert Chamness was named our Executive Vice President, Chief Legal Officer and Secretary on June 18, 2008, having served at Old Digimarc since January 2002 in various roles including Vice President and General Counsel, Secretary, Vice President of Human Resources, Chief Legal Officer, and Executive Vice President. Mr. Chamness also oversees corporate licensing, facilities, government relations, is the general manager of Digimarc GmbH, and serves as Compliance Officer and Privacy Officer. Prior to joining Digimarc, Mr. Chamness was President, Chief Operating Officer and a member of the Board of Directors of Concentrex, Inc. (Nasdaq: CCTX), a software and services provider to the financial services industry. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. summa cum laude from the Indiana University School of Law.

Charles Beck was named our Executive Vice President, Chief Financial Officer and Treasurer on November 5, 2013, having served since May 2012 as our Controller. Mr. Beck also oversees information technology. Before joining Digimarc, Mr. Beck was a senior manager at KPMG LLP, which provides audit, tax and advisory services, where he served in various management roles since 2002. Mr. Beck is a CPA and holds an M.B.A. in Finance, and a B.A. in Accounting, from the University of Portland.

Joel Meyer was named our Executive Vice President, Intellectual Property on May 1, 2012. Mr. Meyer joined Old Digimarc in November of 1999 and had served as the Vice President of Intellectual Property at Old Digimarc and Digimarc since September 2004. Prior to joining Old Digimarc, Mr. Meyer was a partner at the law firm of Klarquist Sparkman, where his practice particularly focused on advising high tech companies on the protection and enforcement of their intellectual property rights. Mr. Meyer received a B.S. in Electrical and Computer Engineering from the University of Wisconsin with highest distinction, and a J.D. with honors from the University of Wisconsin Law School.

Tony Rodriguez was named our Executive Vice President and Chief Technology Officer effective January 1, 2016. Mr. Rodriguez joined Old Digimarc in 1996, and has been a leader of innovation efforts at Digimarc. Mr. Rodriguez has approximately 27 years of experience in computer science and image processing research and development. At Old Digimarc and Digimarc, Mr. Rodriguez has held senior software engineering and research positions, focused on the development and application of digital watermarking and other content identification technologies. Before joining Old Digimarc, Mr. Rodriguez worked at Intel Architecture Labs as a senior software engineer focused on video segmentation and streaming technologies. Mr. Rodriguez has a bachelor degree in electrical engineering from the University of Washington and completed the AeA/Stanford Executive Institute program from the Stanford Graduate School of Business.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Digimarc’s Annual Report on Form 10-K for the year ended December 31, 2016 and this definitive proxy statement prepared in connection with the Annual Meeting.

Submitted by the Compensation

Committee of the Board of Directors:

William J. Miller, Chair

Richard L. King

Bernard Whitney

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Miller, King or Whitney the three members of our Compensation Committee:

•	was at any time during the fiscal year ended December 31, 2016 or at any other time an officer or employee of Digimarc, or

•	had any relationship requiring disclosure under Item 404 of Regulation S-K.

No executive officer of Digimarc served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any committee performing equivalent functions, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of Digimarc or as a director of Digimarc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Policy

Our executive compensation programs for named executive officers are designed to attract, retain, motivate and appropriately reward our executive officers, as well as to align the interests of our executive officers with those of our shareholders. The objectives of our compensation programs are to:

•	provide competitive compensation opportunities that attract and retain top executives;

•	inspire the executive team to achieve superior performance in order to deliver profitable growth;

•	foster a performance-oriented environment with variable equity compensation based upon the achievement of annual and longer-term business results;

•	create a direct, meaningful link between (i) performance in achieving our financial and strategic objectives and (ii) individual executive performance and rewards;

•	provide an award that is consistent with each executive’s overall contribution to Digimarc, and that encourages and recognizes career growth and progression; and

•	reward shareholder value creation and align the interests of executives and shareholders through the use of long-term incentives, while effectively managing dilution.

Results of Shareholder Advisory Vote to Approve Executive Compensation

At our 2014 annual meeting of shareholders, we requested our shareholders to approve, on an advisory (non-binding) basis, the compensation paid to our executive officers as disclosed in the proxy statement for our 2014 annual meeting. Our shareholders expressed support for our executive compensation, with approximately 85% of the votes cast voting for approval of the “say on pay” advisory vote on executive compensation. Because of the support expressed by our shareholders for the executive compensation disclosed in the proxy statement for our 2014 annual meeting, the Compensation Committee has continued to apply a similar approach for executive compensation decisions and policies.

Setting Executive Compensation

The Compensation Committee awarded 2016 compensation to the named executive officers based on its review and analysis of their positions, responsibilities and performance, as well as their anticipated responsibilities and potential contributions to growth in shareholder value. The Compensation Committee, together with our Chief Executive Officer, reviewed assessments of executive performance and compensation practices against comparative data and our compensation philosophy. Our Chief Executive Officer made recommendations to the Compensation Committee with the intent of keeping our executive officer compensation practices aligned with our compensation philosophy. The Compensation Committee must approve any recommended changes before any such changes can be made. In performing its responsibilities, the Compensation Committee analyzed our performance relative to our peers, and the compensation of our peer companies, in reaching its conclusions. The Compensation Committee also used the services of Radford (an Aon Hewitt Company), a nationally recognized independent consulting firm, to assist it in determining compensation of the named executive officers for 2016. Radford performed an analysis and provided market reference points with respect to each named executive officer’s salary for 2016, as well as the appropriate number and type of equity grants to be considered for granting to each named executive officer. After analysis of these recommendations and other information, the Compensation Committee set the salary and equity grants for each of the named executive officers.

In setting the aggregate level of compensation to be paid for 2016, the Compensation Committee engaged Radford to perform a study of the compensation of senior management at peer companies within the security software, software services, telecommunications, network, internet and other high technology industries. The criteria used to develop the list of peer companies were:

•	Business/labor market competitors, focusing on companies in the security software, software services, telecommunications, network, internet and other high technology industries;

•	Companies with annual revenues of less than $100 million and market capitalization similar to that of Digimarc; and

•	Comparable companies included in financial analyst reports.

The Compensation Committee established the following list of peer companies to provide a comparative framework for use in setting executive compensation for 2016:

•	8X8, Inc.;

•	Aware, Inc.;

•	Brightcove Inc.;

•	Callidus Software Inc.;

•	Cinedigm Corp.;

•	Datawatch Corporation;

•	eGain Corporation;

•	Evolving Systems, Inc;

•	Glu Mobile Inc.;

•	Guidance Software, Inc.;

•	Immersion Corporation;

•	ORBCOMM Inc.;

•	PDF Solutions, Inc.;

•	Spark Networks, Inc.;

•	Support.com, Inc.;

•	Towerstream Corporation; and

•	Zix Corporation.

This peer group did not change year to year other than removal of companies that were acquired.

In establishing the compensation of our named executive officers, we based the amounts primarily on the market data and advice provided by Radford with respect to the compensation paid to individuals who perform substantially similar functions within the peer group companies, together with the recommendations of the Chief Executive Officer relative to performance and compensation. We also examined the outstanding stock options and restricted stock held by the executive officer for the purpose of considering the retention value of additional equity awards. As a general guideline, for our named executive officers, we set base salary at approximately the 75th percentile, total equity compensation between the 50th and the 75th percentiles and total direct compensation between the 50th and 75th percentiles of peer group companies. We set base salary at approximately the 75th percentile because, as discussed below, we no longer have an annual cash incentive program and, consequently, total cash compensation generally falls below the median of our peer group companies. We feel targeting 50th to 75th for total direct compensation is appropriate given we have no annual bonus and a larger percentage of at risk pay compared to peers, most of whom pay annual cash bonuses. Market data, including these compensation percentiles, were among several factors the committee reviewed in determining compensation. We believe that our compensation philosophy will enable us to attract, retain and motivate executives of high quality, while at the same time keep our overall compensation amounts competitive among our peer group. All of these targets are, however, subject to the judgment and discretion of the Compensation Committee. During an annual compensation review, the Compensation Committee determined that the annual compensation was consistent with the pay targets established by the Compensation Committee.

In 2009, the Company changed its executive compensation package to eliminate the annual cash incentive plan in an effort to increase the long term value orientation of executive compensation and further align the interests of our executive officers with those of shareholders. We believe that bonus programs have become too complex and inflexible in the current economic environment. Bonus programs frequently demotivate and disincentivize management, cause misalignment with shareholder interests (particularly in the long term), risk public disclosure of confidential and strategic information, and are difficult to create and administer in the current regulatory environment. The Compensation Committee determined that the nature of our business, including the long-term nature of our strategy for building shareholder value and the relative lack of meaningful year-end cut-offs, is not currently well-suited for the use of traditional annual cash incentive compensation programs.

2016 Compensation Components

The primary elements of each named executive officer’s compensation package for the year ended December 31, 2016 were:

•	salary; and

•	long-term incentives in the form of time-based restricted stock.

In determining the elements of the compensation packages for the executive officers, we applied our compensation philosophy and principles and also considered the advice of, and materials provided by, Radford and the Chief Executive Officer concerning compensation levels for executives at comparable companies. Our objective was to establish a mix that would facilitate the following objectives:

•	retention;

•	alignment of compensation with the achievement of key performance objectives; and

•	alignment with shareholder interests.

Because base salary and equity awards are such basic elements of compensation within our industry, as well as the high technology and software industries in general, and are generally expected by employees, we believe that these components must be included in our compensation mix in order for us to compete effectively for talented executives. We award restricted stock for several reasons. First, restricted stock facilitates retention of our executives. Restricted stock generally vests and restrictions generally lapse only if the executive remains employed by Digimarc. Second, restricted stock aligns executive compensation with the interests of our shareholders and thereby focuses executives on increasing value for the shareholders. Restricted stock generally only provides a superior return if the stock price appreciates and results in materially less dilution to the shareholders than options while frequently providing equivalent value to the employee at less cost to the company than options. In determining the number of shares to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and shareholder value, past and recent performance, and the estimated value of shares at the time of grant. Assuming individual performance at a level satisfactory to the Compensation Committee, the size of total equity compensation is generally targeted between the 50th and 75th percentiles for the peer group. As indicated above, market data, including compensation percentiles, were among several factors the committee reviewed in determining compensation.

Salary. The salary for each executive officer is set on the basis of the position and after reviewing the salary levels in effect for comparable positions with other comparable companies in the industry. We provided increases in salaries in 2016 for our named executive officers, as reflected in the 2016 Summary Compensation Table. The salary for Mr. Davis was increased in connection with his 2014 employment agreement, with a base salary of $600,000 per year commencing on November 1, 2014 and with scheduled increases to $620,000 in year 2 and $640,000 in year 3, amounts established as part of his three-year commitment. The salary increases of the other named executive officers included: Mr. Beck, $25,000, Mr. Rodriguez, $20,000, and Messrs. Chamness and Meyer, $15,000 each. The Compensation Committee set the salaries of the remaining named executive officers for 2016 on the basis of the relative compensation of the executive team, the contributions, maturity and tenure of the executive team, the return to shareholders achieved by the executive team since the spin-off from Old Digimarc and the absence of any annual cash incentive program. The absence of any annual cash incentive program resulted in total cash compensation at or below the 25th percentile of our peer group companies for 2016. The Compensation Committee determined that salary alone was an adequate basis for short-term compensation, and that equity incentives would be used for the long-term elements of incentive programs.

Long-Term Incentives—Equity Compensation. Generally, upon an executive officer’s initial hiring, the Compensation Committee awards restricted stock to the executive officer and from time to time thereafter, awards time-based restricted stock to each executive officer. These equity compensation awards are designed to align the interests of our executive officers with those of our shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

The size of the grants made to each executive officer is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with us and individual and company performance. The Compensation Committee also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods, the number of outstanding options and shares of restricted stock held by the individual at the time of the grant, and our equity incentive burn rate. The relative weight given to each of these factors will vary from individual to individual in the Compensation Committee’s discretion and input from the Chief Executive Officer relative to performance and contribution.

In February 2016, we issued annual refresh awards in the form of time-based restricted stock awards to Messrs. Chamness, Beck, Meyer and Rodriguez. In making these awards, the Compensation Committee reviewed competitive long-term incentive values, and granted equity compensation to our executives with a value to the executives between the 50th and 75th percentiles of our peer group for their positions.

In November 2014, in connection with entering into his new employment agreement, Mr. Davis, our CEO, received a grant of restricted stock that vests over a three-year period. The Compensation Committee made this grant to cover 3 years, in lieu of annual grants to the CEO. The Compensation Committee determined that the award provided sufficient retention and performance incentives and sufficiently aligned Mr. Davis’ interests with those of our shareholders.

In 2016, 0%, 48%, 51%, 48% and 56% of total direct compensation paid to Messrs. Davis, Chamness, Beck, Meyer and Rodriguez, respectively, consisted of equity compensation (calculated based on the grant date fair value of awards granted during 2016).

Benefits and Perquisites. Benefits are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent. The primary benefits received by our named executive officers are the same as for all other employees and include participation in our health, dental and vision plans and our disability and life insurance plans.

Our policy is not to provide perquisites or other personal benefits to our named executive officers, other than those benefits provided for all other employees.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for annual compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based.

The Compensation Committee is aware of the limitations imposed by Section 162(m) and its exemptions, and considers the issue of deductibility when and if circumstances warrant. The Compensation Committee reviews proposed compensation plans in light of applicable tax deductions, and generally seeks to maximize the deductibility for tax purposes of all elements of compensation. However, we may approve compensation that does not qualify for deductibility, such as time-based restricted stock awards, if and when the Compensation Committee deems it to be in the best interests of the Company and our shareholders.

Practices Regarding Equity Grants

As a general matter, except for new hire grants, we grant equity awards to our named executive officers during the first quarter of each year based on parameters approved by the Compensation Committee in the last quarter of the prior fiscal year. Pursuant to our written policy and standard operating procedures with respect to the equity grants, the effective date of these awards is on or after the date the Compensation Committee approves the grants. Our practice is to set the exercise price of stock options, if any are granted, at the closing price of the underlying common stock on the effective date of the grant.

Termination and Change in Control Payments

Pursuant to our employment agreement with Bruce Davis, if Digimarc terminates Mr. Davis’s employment without cause, or if Mr. Davis terminates his employment for good reason, Mr. Davis will be entitled to the benefits described under “2016 Potential Payments Upon Termination or a Change in Control—Davis Employment Agreement.” In consideration for the provisions in the employment agreement providing for these post-termination benefits, Mr. Davis has agreed to certain non-competition and non-solicitation obligations in our favor. This agreement was designed to assist in the retention of the services of Mr. Davis and to determine in advance the rights and remedies of the parties in connection with any termination. The types and amounts of compensation and the triggering events set forth in this agreement were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

Pursuant to more limited Change of Control Retention Agreements between Digimarc and each of Messrs. Chamness, Meyer, Beck and Rodriguez, each of these named executive officers will receive severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following any change of control of Digimarc during the term of the Change of Control Retention Agreement. These agreements were designed to assist in the retention of the services of these executives and to determine in advance the rights and remedies of the parties in connection with a change in control. The types and amounts of compensation and the triggering events set forth in these agreements were based on recommendation of counsel and a review of the terms and conditions of normal and customary agreements in our competitive marketplace.

2016 SUMMARY COMPENSATION TABLE

The following table contains information in summary form concerning the compensation earned by our named executive officers for the years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Bruce Davis,	2016		$623,333		$—		$13,250		$636,583
Chief Executive Officer and Chairman	2015		$603,333		$—		$9,275		$612,608
of the Board	2014		$537,500		$2,789,600		$9,100		$3,336,200

Robert P. Chamness,	2016		$315,000		$305,142		$13,250		$633,392
Executive Vice	2015		$300,000		$295,771		$9,275		$605,046
President, Chief Legal Officer and Secretary	2014		$300,000		$488,400		$9,100		$797,500

Charles Beck,	2016		$300,000		$320,217		$12,000		$632,217
Executive Vice	2015		$275,000		$320,419		$9,275		$604,694
President, Chief Financial Officer and Treasurer	2014		$225,000		$162,800		$7,875		$395,675

Joel Meyer,	2016		$315,000		$305,142		$13,250		$633,392
Executive Vice President, Intellectual Property	2015 2014	$ $	300,000 300,000	$ $	295,771 488,400	$ $	9,275 9,100	$ $	605,046 797,500

Tony Rodriguez,	2016		$250,000		$320,217		$—		$570,217
Executive Vice	2015		$230,000		$369,714		$8,050		$607,764
President, Chief Technology Officer (3)	2014		$210,000		$—		$7,350		$217,350

(1)	These amounts do not reflect compensation actually received by the named executive officer. These amounts represent the aggregate grant date fair value of the stock awards granted from 2014 to 2016, computed in accordance with FASB ASC 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the respective fiscal years. The awards for which the aggregate grant date fair value is shown in this column include awards described under the Grants of Plan Based Awards Table and in the Outstanding Equity Awards at Fiscal Year-End Table.
(2)	These amounts consist of matching contributions to our 401(k) plan
(3)	Mr. Rodriguez joined Old Digimarc in 1996, and has been a leader of innovation efforts at Digimarc. At Old Digimarc and Digimarc, Mr. Rodriguez has held senior software engineering and research positions, focused on the development and application of digital watermarking and other content identification technologies. Mr. Rodriguez was elected Executive Vice President, Chief Technology Officer effective January 1, 2016.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

Equity awards are made to our named executive officers in accordance with the provisions of our 2008 Incentive Plan. The following table sets forth certain information with respect to stock awards granted during the year ended December 31, 2016 to each of the named executive officers.

Name	Grant Date	Approval Date	Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Robert Chamness	2/15/2016	2/15/2016	10,688	$305,142
Charles Beck	2/15/2016	2/15/2016	11,216	$320,217
Joel Meyer	2/15/2016	2/15/2016	10,668	$305,142
Tony Rodriguez	2/15/2016	2/15/2016	11,216	$320,217

(1)	These amounts do not reflect compensation actually received by the named executive officer. These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. A summary of the assumptions we applied in calculating these estimates is set forth in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The awards for which the grant date fair value is shown in this column include awards included in the 2016 Summary Compensation Table and in the 2016 Outstanding Equity Awards at Fiscal Year-End Table.

NARRATIVE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreement with Mr. Davis

We entered into a new employment agreement on July 31, 2014, effective as of November 1, 2014, with our Chief Executive Officer, Bruce Davis. Pursuant to the employment agreement, we agreed to pay Mr. Davis a base salary of $600,000 per year commencing on November 1, 2014, with scheduled increases to $620,000 in year 2 and $640,000 in year 3. Pursuant to the terms of his employment agreement, Mr. Davis received a grant of 110,000 shares of time-based restricted stock in July 2014, which vests in equal quarterly installments over the three-year term from a November 15, 2014 vesting commencement date. Mr. Davis receives vacation and other benefits similar to those generally provided to other Digimarc executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is our intention that he will be nominated to serve as a director and as chairman of our Board of Directors.

Equity Compensation

Equity awards are made to our named executive officers in accordance with the provisions of the 2008 Incentive Plan. Restricted stock awards granted to our named executive officers generally vest quarterly over a four-year period, following the date of grant, contingent upon the executive officer’s continued employment with us. In 2014, Mr. Davis received a grant of 110,000 shares of time-based restricted stock in connection with entering into his new employment agreement, for which the restrictions lapse over the three-year term of his new employment agreement from a November 15, 2014 vesting commencement date.

Salary in Proportion to Total Compensation

In 2016, Messrs. Davis, Chamness, Beck, Meyer and Rodriguez received 98%, 50%, 47%, 50% and 44%, respectively, of their total compensation reported in the Summary Compensation Table in the form of base salary. Please see “Compensation Discussion and Analysis—General Compensation Policy,” for a description of the objectives of our compensation program and overall compensation philosophy.

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides summary information, as to the named executive officers, concerning outstanding equity awards as of December 31, 2016.

	Grant Date		Option Awards(1)				Stock Awards(3)
Name			Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			(#) Exercisable	(#) Unexercisable
Bruce Davis	7/31/2014	(4)					36,666	$1,099,980
	11/4/2011	(2)	100,000	—	$27.61	11/4/2021
	1/2/2011		75,000	—	$30.01	1/2/2021
	1/2/2010		70,000	—	$14.99	1/2/2020
	10/30/2008		30,000	—	$9.64	10/30/2018

Robert Chamness	2/15/2016						8,684	$260,520
	2/15/2015						5,805	$174,150
	2/15/2014						4,688	$140,640
	1/2/2010		12,916	—	$14.99	1/2/2020
	10/30/2008		14,583	—	$9.64	10/30/2018

Charles Beck	2/15/2016						9,113	$273,390
	2/15/2015						6,289	$188,670
	2/15/2014						1,563	$46,890
	11/15/2013						2,500	$75,000

Joel Meyer	2/15/2016						8,684	$260,520
	2/15/2015						5,805	$174,150
	2/15/2014						4,688	$140,640
	10/30/2008		24,100	—	$9.64	10/30/2018

Tony Rodriguez	2/15/2016						9,113	$273,390
	2/15/2015						7,257	$217,710
	11/15/2013						3,125	$93,750

(1)	Option awards generally vest monthly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(2)	Option award vested monthly over a three-year period following the date of grant contingent upon the executive officer’s continued employment with us.
(3)	Stock awards generally vest quarterly over a four-year period, unless otherwise footnoted, following the date of grant contingent upon the executive officer’s continued employment with us.
(4)	Stock award vests quarterly over a three-year period from a November 15, 2014 commencement date contingent upon the executive officer’s continued employment with us.

The awards in the 2016 Outstanding Equity Awards at Fiscal Year-End Table include awards that are also described in the 2016 Summary Compensation Table and in the 2016 Grants of Plan-Based Awards Table.

2016 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides summary information for each of the named executive officers who exercised options to purchase shares of our common stock or had restricted stock awards that vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting ($)
Bruce Davis	60,000	$1,360,768	36,667	$1,104,687
Robert Chamness	5,000	$104,550	11,301	$341,262
Charles Beck	—	$—	9,186	$277,145
Joel Meyer	—	$—	11,301	$341,262
Tony Rodriguez	—	$—	10,714	$323,687

2016 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Davis Employment Agreement. We entered into a new employment agreement with Mr. Davis in July 2014 for a term from November 1, 2014 through October 31, 2017, as described under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreement with Mr. Davis.” The employment agreement provides that if Digimarc terminates Mr. Davis’s employment without cause (as defined below), or if Mr. Davis terminates his employment for good reason (as defined below), in either case other than following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest, and Digimarc will be obligated to continue to pay Mr. Davis the benefits described below for two years from the date of termination. “Cause” is defined as “(i) any act of personal dishonesty by Mr. Davis in connection with his responsibilities as an officer or employee of Digimarc, (ii) Mr. Davis’s conviction of a felony, (iii) any act by Mr. Davis which constitutes gross negligence or willful misconduct, (iv) any material violation by Mr. Davis of his employment duties provided that if such violation is curable, it has not been cured within (30) days after delivery to Mr. Davis of a written demand for cure, or (v) any act that would constitute a material violation of Digimarc’s code of conduct or code of ethics or a material violation of any restrictive covenants contained in the employment agreement or any other agreement between Digimarc and Mr. Davis or any Digimarc plan or program.” “Good Reason” includes any of the following changes, if done without Mr. Davis’s prior written consent: “(i) a material reduction in Mr. Davis’s authority, duties or responsibilities; (ii) a material reduction in Mr. Davis’s salary other than as specifically set forth in the employment agreement or (iii) relocation of Mr. Davis’s geographic work location to a location that is more than 50 miles from Mr. Davis’s geographic work location on the date of the employment agreement, except for required travel in furtherance of Digimarc’s business to the extent consistent with Mr. Davis’s duties.” For a period of two years following the date of termination, Mr. Davis would continue to receive base compensation of $600,000 or the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement further provides that in the event that Digimarc terminates Mr. Davis’s employment without cause or Mr. Davis terminates his employment for good reason, in either case within eighteen (18) months following a change of control (as defined in the employment agreement), Mr. Davis’s stock options and restricted stock will immediately and fully vest. For a period of two years following the date of termination, Mr. Davis would continue to receive base salary at the level in effect on the date of termination. This amount would be paid according to our standard payroll schedules from the date of termination, as if Mr. Davis had not been terminated. For a period of two years following the date of termination, we would also provide, for Mr. Davis and his dependents, continued health, disability and other fringe benefits similar to those generally provided to other executives of Digimarc.

The employment agreement provides that in the event that Mr. Davis’s employment terminates due to death or permanent disability, Mr. Davis’s stock options and restricted stock that would have vested if Mr. Davis’s employment had continued for an additional twenty-four (24) months will immediately and fully vest and become exercisable.

In consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to specified non-competition and non-solicitation obligations in our favor. Mr. Davis’s non-competition and non-solicitation obligations last for the duration of his employment by Digimarc, and for a post-termination period equal to the longer of one year, or the period during which Mr. Davis is receiving severance payments under the employment agreement after his employment by Digimarc terminates. The employment agreement does not contain provisions regarding waiver of breach of such obligations.

Change of Control Retention Agreements. On October 27, 2015, the Compensation Committee approved a form of Change of Control Retention Agreement to be entered into by and between Digimarc and each of Messrs. Chamness, Meyer, Beck and Rodriguez. The Change of Control Retention Agreement is effective until December 31, 2018 and provides for certain severance benefits in the event of termination of the executive without cause by Digimarc, or termination by the executive for good reason, within 12 months following a change of control of Digimarc during the term of the Change of Control Retention Agreement. “Cause” is defined as willful misconduct that is significantly injurious to us; fraud, dishonesty, embezzlement, misrepresentation or theft of Digimarc property; conviction of (or plea of no contest to) a felony or crime involving moral turpitude; breach of any agreement with Digimarc; unauthorized disclosure of Digimarc’s proprietary or confidential information or breach of any confidentiality/invention/proprietary information agreement(s) with Digimarc; violation of our Code of Ethics, Code of Business Conduct or any other employment rule, code or policy; continued failure or refusal to follow our lawful instructions after five days has passed following delivery of a written notice identifying the failure or refusal; a court order or a consent decree barring the executive from serving as an officer or director of a public company; or continued failure to meet and sustain an acceptable level of performance of the executive’s duties and obligations to Digimarc for thirty days following notice of failure to perform.

Termination by the Executive for “Good reason” is defined as a substantial reduction in duties or responsibilities (with certain exceptions); a material reduction in base salary, benefits or total cash compensation, other than as part of an overall reduction for all employees at the same level; a mandatory transfer to another geographic location more than 35 miles from the prior location of employment, other than normal business travel obligations; the failure of a successor to Digimarc to assume the obligations under the agreement; or Digimarc’s failure to comply with its obligations under the agreement.

The severance benefits payable upon such a termination include 12 months’ salary and up to 18 months premiums necessary to continue the executive’s health insurance coverage under our health insurance plan.

In consideration for the post-termination payments described above, each of Messrs. Chamness, Meyer, Beck and Rodriguez must execute and not revoke a settlement agreement and general release related to his employment and termination.

Stock Options and Restricted Stock under the 2008 Incentive Plan. The 2008 Incentive Plan provides that, unless the Compensation Committee otherwise determines in the grant document, an employment agreement or other agreement between the plan participant and us, all outstanding awards that are not performance shares or performance units will fully vest and become exercisable immediately prior to a change in control (as defined in the 2008 Incentive Plan). In the event of a change in control which constitutes a company transaction (as defined in the 2008 Incentive Plan) all outstanding awards will become fully and immediately exercisable if and to the extent that the awards are not assumed or replaced by the successor company. Notwithstanding the foregoing, the

Compensation Committee has discretionary authority to determine the terms and conditions of any award granted under the 2008 Incentive Plan. In the event a named executive officer’s employment terminates as a result of his retirement, death or disability, the executive’s vested options will generally remain exercisable until the earlier of the one year anniversary of his termination and the original option expiration date.

The following table summarizes potential payments upon termination of employment or a change in control to each of the named executive officers employed on the last day of our most recently completed fiscal year. The amounts set forth in the table are based on the assumption that the triggering event occurred on the last business day of our last completed fiscal year and that our stock price was the closing market price per share on that date. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) $30.00, the closing price of our common stock on the Nasdaq Stock Market on December 30, 2016, the last business day of 2016.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Termination upon Death or Disability	Change in Control
Bruce Davis	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$1,099,980	$1,099,980	$1,099,980	$1,099,980
	Salary Continuation(1)	$1,280,000	$1,280,000	$—	$—
	Benefits	$47,559	$47,559	$—	$—

	Total Value	$2,427,539	$2,427,539	$1,099,980	$1,099,980

Robert Chamness	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$575,310	$575,310	$575,310
	Salary Continuation(1)	$—	$315,000	$—	$—
	Benefits	$—	$11,860	$—	$—

	Total Value	$—	$902,170	$575,310	$575,310

Charles Beck	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$583,950	$583,950	$583,950
	Salary Continuation(1)	$—	$300,000	$—	$—
	Benefits	$—	$11,860	$—	$—

	Total Value	$—	$895,810	$583,950	$583,950

Joel Meyer	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$575,310	$575,310	$575,310
	Salary Continuation(1)	$—	$315,000	$—	$—
	Benefits	$—	$11,860	$—	$—

	Total Value	$—	$902,170	$575,310	$575,310

Tony Rodriguez	Stock Option Vesting Acceleration	$—	$—	$—	$—
	Restricted Stock Vesting Acceleration	$—	$584,850	$584,850	$584,850
	Salary Continuation(1)	$—	$250,000	$—	$—
	Benefits	$—	$11,860	$—	$—

	Total Value	$—	$846,710	$584,850	$584,850

(1)	The salary continuation amounts are based on the Named Executive Officer’s base salary in 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our compensation plans under which our equity securities are authorized for issuance to our employees or non-employees, including directors, as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	420,599	$19.06	1,325,002
Equity compensation plans not approved by security holders	—	—	—

Total	420,599	$19.06	1,325,002

(1)	The 2008 Incentive Plan was approved in July 2008, prior to the distribution of our common stock to a trust for the benefit of the shareholders of Old Digimarc on August 1, 2008 (the “Spin-Off”), by our sole shareholder, DMRC LLC, and, following the Spin-Off, was approved and adopted by our shareholders at the 2009 annual meeting of shareholders held on May 1, 2009. Our shareholders approved an amended 2008 Incentive Plan at the 2015 annual meeting of shareholders held on April 30, 2015, which increased the number of shares available for issuance by 1,000,000 shares.

Shares available for issuance under our 2008 Incentive Plan may be granted pursuant to stock options, stock appreciation rights, stock awards, restricted stock, stock units, performance shares, performance units and cash-based awards, which may be granted to officers, directors, employees, consultants, agents, advisors and independent contractors who provide services to us and our affiliated companies.

Our non-employee directors receive restricted stock under our Equity Compensation Program for Non-Employee Directors adopted by the Board of Directors and administered under our 2008 Incentive Plan. Each non-employee director receives an initial grant of restricted stock having an aggregate value of approximately $200,000. The restrictions lapse in equal installments on each of the first three anniversaries of the grant. Each non-employee director receives an annual grant of restricted stock having an aggregate value of approximately $100,000 on the date of each annual meeting of shareholders. The restrictions lapse on the one-year anniversary date of the grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 6, 2017 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	our chief executive officer, our chief financial officer, each of the other named executive officers and each of our directors; and

•	all of our executive officers and directors as a group.

The beneficial ownership percentage is calculated based on 10,691,280 shares of our common stock outstanding as of March 6, 2017. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse under applicable community property laws, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days after March 6, 2017 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is: care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Senvest Management, LLC and Richard Mashaal (1)	817,139	7.64%
540 Madison Avenue, 32nd Floor New York, New York 10022

Lagoda Investment Management, L.P.(2)	641,913	6.00%
3 Columbus Circle, Suite 2215 New York, New York 10019

BlackRock, Inc.(3)	605,453	5.66%
55 East 52nd Street New York, New York 10055

Named Executive Officers:
Bruce Davis(4)	323,411	2.95%
Robert Chamness(5)	101,588	*
Joel Meyer(6)	87,221	*
Charles Beck	41,665	*
Tony Rodriguez	37,995	*

Directors:
James T. Richardson(7)	82,155	*
William Miller(8)	65,727	*
Bernard Whitney(9)	45,155	*
Richard L. King	10,519	*
Gary DeStefano	30,505	*
Andrew J. Walter	5,800	*

All executive officers and directors as a group (11 persons)	831,741	7.50%

*	Less than 1%.
(1)	This information is based solely on the Schedule 13G/A filed by Senvest Management, LLC and Richard Mashaal, the managing member of Senvest Management, LLC, on February 13, 2017.

(2)	This information is based solely on the Schedule 13G/A filed by Lagoda Investment Management, LP on January 24, 2017.
(3)	This information is based solely on the Schedule 13G filed by BlackRock, Inc. on January 30, 2017.
(4)	Includes options for 260,000 shares of Common Stock exercisable within 60 days of March 6, 2017. This amount does not include 5,000 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Davis in August of 2008.
(5)	Includes options for 27,499 shares of Common Stock exercisable within 60 days of March 6 2017. This amount does not include 2,500 shares of Series A Redeemable Nonvoting Preferred Stock awarded to Mr. Chamness in August of 2008.
(6)	Includes options for 24,100 shares of Common Stock exercisable within 60 days of March 6, 2017.
(7)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2017.
(8)	Includes options for 35,000 shares of Common Stock exercisable within 60 days of March 6, 2017. The shares reflected in this amount are held in a revocable trust for which Mr. Miller and his spouse serve as trustees. Mr. Miller shares voting and dispositive power of these shares with his spouse.
(9)	Includes options for 20,000 shares of Common Stock exercisable within 60 days of March 6, 2017.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

Our Governance and Nominating Committee, in executing the responsibilities delegated to it, reviews, considers and approves, rejects or ratifies all related person transactions between Digimarc and our officers, directors, principal shareholders and affiliates. The Governance and Nominating Committee consists of independent, non-employee directors. The Governance and Nominating Committee has determined that, as a general rule, transactions between Digimarc and its officers, directors, principal shareholders and affiliates should be on terms no less favorable to us than could be obtained from unaffiliated third parties. Digimarc maintains written policies governing these transactions. Our Audit Committee also routinely reviews any transactions with related persons.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and changes in their beneficial ownership of our common stock and other equity securities with the SEC and The Nasdaq Stock Market. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2016, with the exception of the following: one report on Form 4 for each of our new directors, Andrew Walter and Gary DeStefano.

Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Pursuant to our Bylaws, for a shareholder nomination of persons for election to the Board of Directors and the proposal of other business to be considered by shareholders to be considered properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice of the proposal to the Secretary of Digimarc. To be timely for the 2018 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than January 1, 2018 and no later than January 31, 2018.

Requirements for Shareholder Proposals to be Considered for Inclusion in our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2018 Annual Meeting of Shareholders must be received by us not later than November 17, 2017 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for the 2018 Annual Meeting of Shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 31, 2018.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Digimarc Corporation, Attn: Investor Relations, 9405 S.W. Gemini Drive, Beaverton, OR 97008, Phone: (503) 469-4800, Fax: (503) 469-4771. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Form 10-K

We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2016. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Other Materials

All materials filed by us with the SEC can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Other Business

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the shareholders arise, the proxy card gives authority to the persons listed on the card to vote at their discretion.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Shareholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis

Chief Executive Officer

Beaverton, Oregon

March 17, 2017

DIGIMARC CORPORATION C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E20728-P86708 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIGIMARC CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	Election of Directors

Nominees:

	01) Bruce Davis	05) James T. Richardson
	02) Gary DeStefano	06) Andrew J. Walter
	03) Richard L. King	07) Bernard Whitney
04) William J. Miller
Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2 and 3:							For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of Digimarc Corporation for the year ending December 31, 2017.						☐	☐	☐

3.	To approve, by non-binding vote, the compensation paid to our executive officers.						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 Year	2 Years	3 Years	Abstain

4.	To recommend, by non-binding vote, the frequency of executive compensation votes.					☐	☐	☐	☐

For address changes/comments, mark here. (see reverse for instructions)					☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of the 2017 Annual Meeting of Shareholders, 2017 Proxy Statement, Proxy Card and

2016 Annual Report to Shareholders are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E20729-P86708

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF DIGIMARC CORPORATION

The undersigned hereby constitutes and appoints Bruce Davis and Charles Beck, and each of them, with the power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Digimarc Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on May 1, 2017, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 3 YEARS FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1